Exhibit 10.45

CryoPort, Inc. (the “Company”) Employment Agreement with Jerrell W. Shelton (the “Agreement”)

1. AGREEMENT AND DUTIES. This agreement, dated November 5, 2012, is between the Company, located at 20382 Barents Sea Circle, Lake Forest, California 92630 and Jerrell W. Shelton (“Executive”) who resides at 980 Overton Lea Road Nashville, TN 37220 (the “Agreement”). The Company agrees to employ Executive as Chief Executive Officer and President, with duties and responsibilities, which the Company acting through its Board of Directors believes are appropriate to Executive’s skills, training and experience. Executive agrees to perform such assigned duties by devoting due care, loyalty and best efforts thereto and complying with all applicable laws and the requirements of the Company’s policies and procedures on employee conduct.

2. INITIAL PERIOD AND THEREAFTER. The Agreement governs compensation for and other related matters with respect to Executive’s employment during the period from the date of the Agreement through May 4, 2013; an agreement subsequent to May 4, 2013 would be negotiated at the conclusion of the Agreement.

3. COMPENSATION. Executive shall be paid an annual base salary of $300,000. In addition, on the date of the Agreement, Executive shall be awarded a number of options equal to the result of dividing $350,000 by the closing price of the Company’s stock on November 5, 2012, less the 100,000 options which were awarded to him on October 22, 2012 as a new member of the Board of Directors. The options shall vest in equal portions, monthly until May 4, 2013. The options shall expire at the earlier of (a) ten years from the date of the Agreement, and (b) five years from the date of the resignation and/or removal of the Executive as Chief Executive Officer of the Company (“Expiration Date”). The options shall be memorialized in standard agreements used by the Company for such awards. 650,000 options shall be awarded under the Company’s 2011 Stock Incentive Plan (the “Plan”) and classified as Incentive Stock Options to the maximum extent permissible; options awarded in excess of 650,000 (other than the 100,000 grated to Executive as a Director) shall be awarded outside the Plan.

4. TERMINATION. While the Agreement is in effect, Executive’s employment with the Company may be terminated as follows, and Executive’s sole right to receive compensation, benefits, or bonuses after any such termination shall be exclusively as set forth below. At the time of any such termination, upon request of the Company, such Executive agrees to resign in writing from all positions and board memberships of the Company.

(a)	DEATH. If Executive dies, the Agreement shall terminate. All Company benefit plans in effect upon Executive’s death shall operate in accordance with their terms with respect to the death of a participant.

(b)	DISABILITY. If Executive becomes disabled (as defined in the Company’s disability insurance policies), the Company may terminate Executive’s employment but Executive shall receive all benefits to be payable to Executive under the Company’s Short and Long Term Disability Policies (the “Policies”) in effect at that time.

(c)	BY EMPLOYEE. Executive may terminate his employment and the Agreement at any time for any reason, including resignation or retirement. All compensation or benefits in effect at that time shall cease as of the date of termination, unless earned in full prior to such date in accordance with the Agreement or the applicable provisions of a benefit plan.

(d)	FOR CAUSE. The Company may terminate Executive for theft, dishonesty, fraudulent misconduct, violations of Section 7 or 8 of the Agreement, gross dereliction of duty, grave misconduct injurious to the Company or serious violation of the law or the Company’s written policies and procedures on employee conduct. In the event the Company terminates Executive for cause hereunder, the Executive shall not be due any compensation or benefits after the date of such termination unless earned in full prior to such date in accordance with the Agreement or the applicable provisions of a benefit plan. The Company, if allowed by law, may set off losses, fines or damages the Executive has caused it as a result of such misconduct.

(e)	WITHOUT CAUSE. The Company, with the approval of its Board of Directors, may terminate Executive for any reason other than as set out in Sections 4(a) to 4(d) (“Without Cause”). In such an event, the Agreement shall terminate and the Company shall be obligated to pay an amount equal to the amount of salary Executive would have earned from the date of such termination through May 4, 2012.

5. OFFICE AND TRAVEL EXPENSES OF EXECUTIVE. The Company shall pay the Executive $200 per month in order to reimburse Executive for the expense of maintaining an office in the state of his residence. In addition, the Company shall pay for all travel and business expenses of Executive, including travel to and from Executive’s residence in Tennessee to the Company’s location in Lake Forest, California (the “Location”).

. 6. BENEFITS. While the Agreement is in effect, Executive and/or Executive’s immediate family, as the case may be, shall be eligible for participation in and shall receive all benefits under pension, welfare and other benefit plans, practices, policies and programs provided by the Company (including, without limitation, any medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) to the extent these are generally available to other employees and/or executives of the Company. In addition, while the Agreement is in effect, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company. Executive will be covered by the Company’s D&O Insurance Policy immediately and the Company will enter into an indemnification agreement with you containing standard terms and conditions but protecting Executive to the full extent of the law.

7. NONCOMPETITION. (a) Executive agrees that for a period of eighteen months following the termination of the Agreement, he shall not, except as permitted with the Company’s prior written consent, engage in, be employed by, or in any way advise or act for any business which is a competitor of the Company with respect to the products or services provided by the Company to which Executive devoted substantial attention during his employment with the Company. This restriction shall also apply to any ownership or other financial interest in such a competitor except the ownership of less than five percent of the shares of any corporation whose shares are listed on a recognized stock exchange or trade in an over-the-counter market in the United States

(b) Executive acknowledges and agrees that the terms of Sections 7, 8 and 9 (i) are reasonable in geographic and temporal scope and (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, customer relationships and confidential information. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of Sections 7, 8 or 9 is determined to be wholly or partially unenforceable, Executive hereby agrees that the Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of Sections 7, 8 or 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

8. CONFIDENTIAL INFORMATION AND OWNERSHIP OF INVENTIONS. (a) As used herein, the term Confidential Information means (i) proprietary information of the Company, such as any information that constitutes, represents, evidences or records confidential, scientific, technical, merchandising, production, marketing, pricing, customer preferences, intellectual property strategies, product development strategies, sales or management information (including, without limitation, customer lists, plans and supplier lists) or a confidential design, process, procedure, formulae, invention or improvement (including, without limitation, software), (ii) information designated by the Company as confidential or that Executive knows or should know is confidential, and (iii) Trades Secrets. “Trade Secrets” means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company to maintain its secrecy that are reasonable under the circumstances. Executive acknowledges that all Confidential Information is a valuable asset of the Company and will continue to be the exclusive property of the Company whether or not disclosed to Executive or entrusted to his custody in connection with his employment by the Company.

(b) Unless authorized or instructed in writing by the Company or required by legally constituted authority, Executive has not and will not, except for the benefit of the Company during the term of the Agreement or following termination of the Agreement, disclose to others or use any Confidential Information unless and until, and then only to the extent that such items become available to the public, other than by Executive’s or failure to act. In addition, Executive agrees to use his best efforts to prevent accidental or negligent loss or release to any unauthorized person of the Confidential Information. Executive will deliver immediately to the Company upon its request all Confidential Information in the possession of Executive. Executive will not intentionally retain excerpts, notes, photographs, reproductions or copies of any Confidential Information whether or not written or produced by Executive.

(c) Executive agrees that (i) he has and will disclose immediately to the Company all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, know-how and computer programs whether or not patentable and whether or not reduced to practice, conceived by Executive during the term of the Agreement by the Company, either alone or jointly with others that relate to or result from the actual or anticipated business, work, research or investigations of the Company, or that result to any extent from the use of Company’s premises, or tangible or intangible property (collectively referred to as “Inventions”), and (ii) that all such Inventions will be owned exclusively by the Company. Executive hereby assigns to the Company all Executive’s rights, title and interest in and to all such Inventions and Executive agrees that the Company will be the sole owner of all domestic and foreign patent or other rights pertaining thereto. Executive also agrees during the term of the Agreement and thereafter, to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, perfecting or enforcing patents or other intellectual property rights in the Inventions.

9. NONSOLICITATION. Executive agrees that during the term of the Agreement and for a period of one year thereafter Executive will not, directly or indirectly, on behalf of himself, or on behalf of any other person, firm or corporation, solicit, induce, entice or attempt to solicit, induce, entice or divert away any person who is an employee of the Company to leave employment with the Company.

10. MISCELLANEOUS. (a) The Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) The Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Executive hereby grants the Company unlimited authority to assign its rights under the Agreement and consents to any and all such assignments.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially of the business and/or assets of the Company to assume expressly and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Agreement, “Company” shall mean the Company as hereinbefore defined and any successor its business and/or assets as aforesaid which assumes and agrees to perform the Agreement by operation of law, or otherwise.

(d) The Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. Any dispute arising under or in connection with the Agreement or related to any matter which is the subject of the agreement shall be subject to the exclusive jurisdiction of the state and/or federal courts located in California. The captions of the Agreement are not part of the provisions hereof and shall have no force or effect.

(e) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Jerrell W. Shelton

If to the Company:	CryoPort, Inc.
20382 Barents Sea Circle
Lake Forest, CA 92630
Attn: Chief Financial Officer

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f) The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement.

(g) The Company may withhold from any amounts payable under the Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) All amendments to the Agreement shall be in writing and executed by Executive and the Company.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, CryoPort, Inc. has caused these presents to be executed in its name on its behalf, all as of the 5th of November, 2012.

By	: /s/ Jerrell W. Shelton
Jerrell W. Shelton

CryoPort, Inc.

By:	/s/ Robert Stefanovich
Name:	Robert Stefanovich
Title:	Chief Financial Officer

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